As filed with the Securities and Exchange Commission on January 18, 2018.

Registration No. 333-222310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gates Industrial Corporation plc

(Exact Name of Registrant as Specified in its Charter)

England and Wales	3560	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1551 Wewatta Street

Denver, Colorado 80202

Telephone: (303) 744-4876

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jamey S. Seely

Executive Vice President, General Counsel and Corporate Secretary

1551 Wewatta Street

Denver, Colorado 80202

Telephone: (303) 744-4876

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edgar J. Lewandowski Jonathan R. Ozner Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000	Clare Gaskell Simpson Thacher & Bartlett LLP CityPoint, One Ropemaker Street London EC2Y 9HU England Telephone: +44-(0)20-7275-6500	Michael Kaplan Marcel Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary shares, par value $0.01 per share	44,275,000	$21.00(2)	$929,775,000	$115,756.99

(1)	Includes 5,775,000 ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Gates Industrial Corporation plc is filing this Amendment No. 3, or “Amendment,” to its registration statement on Form S-1 (File No. 333-222310), or the “Registration Statement,” solely to file a revised exhibit 5.1 and make conforming changes to the exhibit index and signature page. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement and the exhibit filed herewith. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of our ordinary shares being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange.

Filing Fee—Securities and Exchange Commission	$115,757
Fee—Financial Industry Regulatory Authority, Inc.	139,466
Listing Fee—New York Stock Exchange	25,000
Fees of Transfer Agent	600,000
Fees and Expenses of Counsel	3,365,500
Fees and Expenses of Accountants	3,250,000
Printing Expenses	255,000
Miscellaneous Expenses	1,797,100

Total	$9,547,823

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We plan to enter into indemnification agreements with our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties or the exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office. These agreements do not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act 2006.

The Company also maintains directors and officers insurance to insure such persons against certain liabilities.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the Company, members of the Company’s board of directors, members of the executive management board and persons who control the Issuer within the meaning of the Securities Act against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Articles, agreement, vote of shareholders or disinterested directors or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In connection with its formation in September 2017, the Registrant issued one ordinary share for $0.01 and one redeemable preferred share for £50,000 to Blackstone Capital Partners (Cayman) VI L.P. in exchange for a note due on April 2, 2018. The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

In connection with the closing of this offering, the Registrant expects to issue 245,474,605 ordinary shares in consideration for the ordinary shares and certain indebtedness of a newly formed holding company of Omaha Topco Ltd. and the pre-IPO owners will receive depositary receipts representing such ordinary shares. Such securities will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act, as transactions by issuers not involving a public offering. No general solicitation or underwriters will be involved in such issuances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

None

ITEM 17. UNDERTAKINGS

(1)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned Registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation of Gates Industrial Corporation plc*

3.2	Form of Memorandum and Articles of Association of Gates Industrial Corporation plc*

4.1	Indenture, dated as of June 26, 2014, among Gates Global LLC, Gates Global Co., the guarantors from time to time party hereto and U.S. Bank National Association, as trustee, Elavon Financial Services Limited, U.K. Branch and Elavon Financial Services Limited*

4.2	Second Supplemental Indenture, dated as of March 30, 2017, among Gates Global LLC, Gates Global Co., the guarantors from time to time party hereto and U.S. Bank National Association, as trustee*

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the issue of ordinary shares being registered

10.1	Form of Shareholders Agreement*

10.2	Form of Registration Rights Agreement*

10.3	2014 Omaha Topco Ltd. Stock Incentive Plan*†

10.4	Form of Nonqualified Stock Option Agreement under the 2014 Omaha Topco Ltd. Stock Incentive Plan (Pre-2017 grants to Ivo Jurek, David Naemura, Walter Lifsey, and Rasmani Bhattacharya)*†

10.5	Form of Nonqualified Stock Option Agreement under the 2014 Omaha Topco Ltd. Stock Incentive Plan (Pre-2017 grant to Roger Gaston)*†

10.6	Form of Nonqualified Stock Option Agreement under the 2014 Omaha Topco Ltd. Stock Incentive Plan (2017 grant to Ivo Jurek)*†

10.7	Form of Nonqualified Stock Option Agreement under the 2014 Omaha Topco Ltd. Stock Incentive Plan (2017 grant to Roger Gaston)*†

10.8	Form of Management Equity Subscription Agreement under the 2014 Omaha Topco Ltd. Stock Incentive Plan*†

10.9	2015 Omaha Topco Ltd. Non-Employee Director Stock Incentive Plan*†

10.10	Form of Nonqualified Stock Option Agreement under the 2015 Omaha Topco Ltd. Non-Employee Director Stock Incentive Plan*†

10.11	Form of Gates Industrial Corporation plc 2018 Omnibus Incentive Plan*†

10.12	Form of Director and Officer Deed of Indemnity*†

10.13	Form of Monitoring Fee Agreement*

10.14	Form of Support and Services Agreement*

10.15	Form of Executive Severance Plan*†

10.16	Form of Executive Change in Control Plan*†

10.17	Separation Agreement, dated May 14, 2017, between Gates Corporation and Rasmani Bhattacharya*†

10.18	Credit Agreement, dated as of July 3, 2014, among Omaha Holdings LLC, Gates Global LLC, the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent, swing line lender and L/C issuer, and the lenders party thereto*

Exhibit No.	Description

10.19	Amendment No. 1 to Credit Agreement, dated as of April 7, 2017, among Omaha Holdings LLC, Gates Global LLC, the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as the additional B-1 euro term lender and additional B-1 dollar term lender*

10.20	Amendment No. 2 to Credit Agreement, dated as of November 22, 2017, among Omaha Holdings LLC, Gates Global LLC, the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as the additional B-2 euro term lender and additional B-2 dollar term lender*

10.21	Credit Agreement, dated as of July 3, 2014, among Omaha Holdings LLC, Gates Global LLC, Tomkins Automotive Canada Limited, Citibank, N.A., as administrative agent and collateral agent, and the lenders party thereto*

10.22	Amendment No. 1 to Credit Agreement, dated as of April 7, 2017, among Omaha Holdings LLC, Gates Global LLC, Gates Industrial Canada Ltd. (f/k/a Tomkins Automotive Canada Limited), Citibank, N.A., as administrative agent and collateral agent, and the lenders party thereto*

10.23	ABL Intercreditor Agreement, dated as of July 3, 2014, among Citibank, N.A., as ABL agent, Credit Suisse AG, Cayman Islands Branch, as cash flow agent, Gates Global LLC, Omaha Holdings LLC and the other grantors party thereto*

10.24	Security Agreement, dated as of July 3, 2014, among Omaha Holdings LLC, Gates Global LLC, the other grantors party thereto and Citibank, N.A., as collateral agent for the secured parties*

10.25	Security Agreement, dated as of July 3, 2014, among Tomkins Automotive Canada Limited, Gates Canada Inc. and Citibank, N.A., as collateral agent for the secured parties*

10.26	Security Agreement, dated as of July 3, 2014, among Omaha Holdings LLC, Gates Global LLC, the other grantors party thereto and Credit Suisse AG, Cayman Islands Branch, as collateral agent for the secured parties*

10.27	Form of Agreement for the Provision of Depositary Services and Custody Services in respect of Gates Industrial Corporation plc Depositary Receipts among Computershare Trust Company, N.A., Gates Industrial Corporation plc and Holders of Depositary Receipts*

21.1	Subsidiaries of the Registrant*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in signature pages of this Registration Statement)*

*	Previously filed.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 18th day of January, 2018.

GATES INDUSTRIAL CORPORATION PLC

By:	/s/ Ivo Jurek
Name: Ivo Jurek Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on the 18th day of January, 2018.

Signature	Title

/s/ Ivo Jurek Ivo Jurek	Chief Executive Officer and Director (principal executive officer)

/s/ David H. Naemura David H. Naemura	Chief Financial Officer (principal financial officer and principal accounting officer) and Gates’ authorized representative in the United States

* David L. Calhoun	Director

* Neil P. Simpkins	Director

* Julia C. Kahr	Director

* John Plant	Director

* Terry Klebe	Director

* Karyn Ovelmen	Director

*	By:	/s/ Jamey S. Seely
	Name:	Jamey S. Seely
	Title:	Attorney-in-Fact